Exhibit 5.1

Vista Outdoor Inc.
262 N University Drive
Farmington, UT 84025

October 31, 2016

Ladies and Gentlemen:

I am the General Counsel of Vista Outdoor Inc., a Delaware Corporation (the “Company”), and have acted as counsel to the Company in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”), of 1,000,000 shares (the “Shares”) of Common Stock, par value $0.01 per share (the “Common Stock”), issuable under the Vista Outdoor Inc. Employee Stock Purchase Plan (the “Plan”) pursuant to a registration statement on Form S-8 (the “Registration Statement”) to which this opinion is being filed as an exhibit.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In that connection, I have examined (a) the Amended and Restated Certificate of Incorporation of the Company, (b) the Amended and Restated By-laws of the Company, (c) the Plan, (d) the Registration Statement and (e) such other documents, corporate records and other instruments as I have deemed necessary or appropriate for the purposes of this opinion.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. I express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, I am of the opinion that when issued in accordance with the terms of the Plan and the award agreements issued under the Plan, the Shares will be legally issued, fully paid, and nonassessable.

This opinion letter has been prepared for your use in connection with the Registration Statement. I hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to me in Item 5, Interests of Named Experts and Counsel, in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ Scott D. Chaplin
Scott D. Chaplin
Senior Vice President, General Counsel and Secretary